On May 27, 2005, the Company began offering Institutional Class shares of the Kinetics Paradigm Fund. Additionally, on August 12, 2005, the Company began offering Institutional Class shares of the Kinetics Small Cap Fund. Institutional Class Shares are sold primarily to institutions investing at least $1,000,000. The Funds are registered with the Securities and Exchange Commission as open-end diversified management companies.

Each class of shares of the Funds represents an interest in the assets of the respective Fund and have identical voting, dividend, redemption, liquidation and other rights on the same terms and conditions, except that the administration, distribution and shareholder servicing fees, if any, related to the Institutional Class Shares are borne solely by that class. Currently, the Institutional Class Shares are not subject to a Rule 12b-1 fee or shareholder servicing fee. Fractional shares have the same rights proportionately as full shares. Shares issued are fully paid and nonassessable and have no subscription or preemptive rights and only such conversion rights or exchange rights as the Board of Directors may grant in its discretion.

The shares do not have cumulative voting rights. Therefore, the holders of more than 50 percent of the shares voting for the election of Directors can elect all the Directors of the Funds.

The liquidation of any Fund in which there are shares then outstanding may be authorized by vote of a majority of the Board of Directors then in office, subject to the approval of a majority of the outstanding voting securities of that Fund, as defined in the Investment Company Act of 1940. If the holders of a majority of the outstanding shares of the Funds shall vote at any time to wind up and liquidate the Funds, no further shares of the Funds shall be issued, sold or purchased by the Funds, and the The Directors shall immediately proceed to wind up the Fund’s’ affairs, liquidate the assets, pay all liabilities and expenses of the Funds, and distribute the remaining assets, if any, among the shareholders in proportion to their holding of shares of beneficial interest. The Board of Directors shall also do any other acts necessary to secure and complete the dissolution of the Funds.